Exhibit 99.1

SOMBRIO CAPITAL CORP.

11500 Harry Hines Blvd., Suite #3

Dallas, Texas 75229

May __, 2011

[INSERT INVESTOR AND ADDRESS]

Ladies and Gentlemen:

Reference is made to the 12% Convertible Debenture, dated February 8, 2011, issued by Sombrio Capital Corp, a Nevada corporation (the “Company”) to [_______] (the “Holder”), as amended pursuant to that certain letter agreement, dated April 1, 2011, by and between the Company and the Holder (the “Debenture”). Capitalized terms used in this letter but not otherwise defined herein shall have the meaning set forth in the Debenture.

By this letter, the Company and the Holder hereby agree to amend and restate in its entirety Section 5(A)(iii) of the Debenture as follows:

iii.  Increase in Authorized Common Shares and Forward Split.  The Company fails to file a certificate of amendment with the State of Nevada within one hundred fifty (150) days from the date hereof to increase the Company’s authorized Common Stock to at least 500 million and if Company fails to effectuate a dividend or forward split increasing the Company’s issued and outstanding common shares by 20 to 1 (the “Forward Split”) within one hundred fifty (150) days from the date hereof.

Except as modified by this letter, the Debenture shall remain unchanged and shall continue in full force and effect.  The Debenture, and this letter together contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Sincerely,

SOMBRIO CAPITAL CORP.

By:

Name:

David Bleeden

Title:

Chief Executive Officer

Agreed to, acknowledged and accepted:

[INVESTOR]

By:

Name:

Title: